Exhibit 99.1

CAFEPRESS INC. ELEVATES JOE SCHMIDT TO CHIEF MARKETING OFFICER

LOUISVILLE, Ky. May 7, 2012—CafePress Inc. (NASDAQ:PRSS), The World’s Customization EngineTM, today announced that Joe Schmidt has been elevated to the role of Chief Marketing Officer, effective May 3, 2012. Schmidt previously held the role of Senior Vice President.

Schmidt joined CafePress in September 2010 with the acquisition of Canvas On Demand. Recognized as a valuable addition to the management team, Schmidt quickly took on a larger corporate strategy position and played a key role in leading the Company towards its successful growth in 2011.

“I knew from day one that the acquisition of Canvas On Demand was about much more than improving our art business, it was also about bringing powerhouse management to CafePress,” comments Chief Executive Officer, Bob Marino. “I’m thrilled to have Joe in the role of Chief Marketing Officer. There is truly no one better suited to lead this brand to its next level of success.”

“I’m honored to accept the role of Chief Marketing Officer for CafePress,” said Schmidt. “Placing an entrepreneur like me in a leadership position clearly states this company’s dedication to innovation and creation. I’m very excited to help drive CafePress’ vision as the world’s customization engine.”

Prior to CafePress Inc. Schmidt co-founded and served as President of Canvas On Demand. Prior to that, Schmidt served as the Director of Sales and Marketing at Art.com Inc. He earned a B.S. degree in entrepreneurship from Ball State University, and an M.B.A. from Boston College.

About CafePress [PRSS]:

CafePress is The World’s Customization EngineTM. Launched in 1999, CafePress empowers individuals, groups, businesses and organizations to create, buy and sell customized and personalized products online using the company’s innovative and proprietary print-on-demand services and e-commerce platform. Today, CafePress’ portfolio of e-commerce websites includes CafePress.com, CanvasOnDemand.com, GreatBigCanvas.com, Imagekind.com, InvitationBox.com and Logosportswear.com.